CONTACT: -OR- INVESTOR RELATIONS COUNSEL:

Bluegreen Corporation The Equity Group Inc.

Tony Puleo Devin Sullivan

Interim Chief Financial Officer (212) 836-9608

(561) 912-8270 dsullivan@equityny.com

tony.puleo@bxgcorp.com Adam Prior

(212) 836-9606

aprior@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION TO REDEEM $55 MILLION OF 10 1/2% SENIOR SECURED NOTES DUE 2008

Boca Raton, FL -- June 2, 2005 -- Bluegreen Corporation (NYSE: BXG), a leading provider of leisure products and lifestyle choices, today announced that it has called for optional redemption $55.0 million in aggregate principal amount of its 10 1/2% Senior Secured Notes due 2008 (the "Notes") at a redemption price of 101.75% plus accrued and unpaid interest through June 26, 2005. The redemption date is June 27, 2005, and accrued and unpaid interest on the $55.0 million of Notes that are being redeemed will be approximately $1.4 million. Notice of the call was sent to Note Holders on May 26, 2005 by SunTrust Bank, as Trustee and Paying Agent of the Notes. Approximately $55.0 million of Notes will remain outstanding after the redemption.

The redemption will be funded by proceeds generated through previously disclosed issuances of trust preferred securities. Year-to-date 2005, wholly-owned statutory business trusts issued an aggregate $57.5 million of trust preferred securities, the proceeds of which, together with the Company's capital contributions to the trusts, were used to purchase $59.3 million of junior subordinated debentures from the Company. Interest on the junior subordinated debentures and distributions on the trust preferred securities will be payable quarterly in arrears at fixed rates approximating 9.2% for five years and thereafter at floating rates ranging from 4.85% to 4.90% over 3-month LIBOR until 2035, when the principal amount will be due.

Subject to market conditions, the Company also expects to create similar trusts and participate in other trust preferred securities transactions in the future as a source of additional financing or debt repayment.

Bluegreen Corporation Page 2

June 2, 2005

Bluegreen Corporation will record a prepayment penalty of approximately $962,500 and write off approximately $750,000 of debt issuance costs related to the redemption of the Notes in the quarter ending June 30, 2005. In the aggregate, the prepayment penalty and debt issuance costs total $.03 per diluted share.

George F. Donovan, President and Chief Executive Officer of Bluegreen®, stated, "By utilizing the proceeds from the trust preferred securities, we are able to opportunistically refinance half of our Senior Note debt at a more attractive rate of interest and also extend the maturity of this debt from 2008 until 2035."

ABOUT BLUEGREEN CORPORATION

Bluegreen Corporation (NYSE:BXG) is a leading provider of places where people live and play. The company has approximately 4,500 employees working in two divisions: Bluegreen Resorts and Bluegreen Communities. Bluegreen Resorts markets and sells the Bluegreen Vacation Club®, a flexible points-based vacation ownership system with access to over 35 resorts and an exchange network of over 3,700 resorts and other leisure products such as cruises. During 2004, Bluegreen Resorts delivered over 140,000 unique vacation experiences to over 134,000 owners. Bluegreen Communities develops, markets and sells planned residential and golf communities predominately in the southeastern and southwestern United States. Bluegreen Communities has sold over 49,000 homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, FL, and in 2004 was ranked #67 on Forbes' list of the "The 200 Best Small Companies."

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities and Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that the Company will not be able to create similar trusts, issue additional trust preferred securities or participate in future pooled trust preferred securities transactions, and the risks and other factors detailed in the Company's SEC filings, including its most recent Annual Report on Form 10-K filed on March 16, 2005 and its Quarterly Report on Form 10-Q filed on May 10, 2005.

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